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                                   EXHIBIT 2

June 26, 1997


Raymond D. Schoenbaum
1640 Powers Ferry Road
Building Two, Suite 100
Marietta, Georgia 30067-6050

RE:  Amendments to Shoney's By-Laws

Dear Mr. Schoenbaum:

     In response to your letter of June 25 to the Board, the Company does not agree that your letter of June 16th purporting to call a special meeting of shareholders for August 19 was valid, that the record date for determining the shareholders entitled to demand a special meeting is June 16, or that the recent By-Law amendments are not valid and applicable to your efforts to call a special meeting. In that connection, we have your request for a record date for shareholders entitled to demand a special meeting. The request will be acted on promptly.

     In view of your expression of intention to litigate the matter, and in order to proceed expeditiously to judicial determination for the benefit of all concerned, the Company has today filed a suit in the Chancery Court seeking a declaratory judgement of the invalidity of your purported June 16 record date and "call" and the validity of the recent By-Law amendments.

     A copy of the suit papers is enclosed. Our attorneys, Bass, Berry & Sims, have delivered courtesy copies to your Nashville attorney, Paul Alexis, this afternoon.

Yours very truly,


/s/  F.E. McDaniel, Jr.
----------------------
F. E. McDaniel, Jr.
Senior Vice President,
Secretary and Treasurer

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